Exhibit 4.5

CALLIDUS SOFTWARE INC.
2013 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

[(New Employee)] or [(Existing Employee)]

This Restricted Stock unit Agreement (the “RSU Agreement”), is made and entered into between Callidus Software Inc., a Delaware corporation (the “Company”), and (“Recipient”) residing at the below address. This award is granted under the Company’s 2013 Stock Incentive Plan (the “Plan”). Terms used but not defined herein have the meaning set forth in the Plan.

1.
Notice of RSU Grant. The undersigned Recipient has been granted restricted stock units representing shares of Common Stock of the Company (the “RSUs”), subject to the terms and conditions of this RSU Agreement, as follows:

[Recipient’s Name and Address]

Grant Number

Date of Grant

Award Date

Vesting Commencement Date

Total Number of Shares Granted

Vesting Schedule
[New Employee: The RSUs will vest 25% on the last trading day immediately prior to the first anniversary of the Date of Grant and quarterly thereafter on the last trading day of either May, August, November or February (the “Vesting Dates”) in twelve (12) quarterly installments on the Vesting Dates after the first anniversary of the Award Date until fully vested, subject to Recipient continuing to be a Service Provider on such dates.]

[Existing Employee: The RSUs will vest in sixteen (16) quarterly installments on the Vesting Dates after the Award Date until fully vested, subject to Recipient continuing to be a Service Provider on such dates.]

Termination Period
If Recipient’s service as a Service Provider terminates for any reason, then all RSUs that have not vested on or before the date of termination of employment shall automatically be forfeited and all of Recipient’s rights with respect thereto shall cease immediately upon such termination.

Notwithstanding the foregoing, if Recipient dies while a Service Provider or ceases to be a Service Provider as a result of Recipient’s “disability” (as such term is defined in Section 22(e)(3) of the Internal Revenue Code), all RSUs will immediately vest on the date of death or cessation of Recipient’s Service Provider status due to disability, as applicable.

2.	Agreement.

a)Conversion into Common Stock. Shares of Common Stock will be issued as soon as practicable following vesting of the RSUs, but in no event later than 30 days following the applicable date of vesting. As a condition to such issuance, Recipient shall have satisfied his/her tax withholding obligations as specified in this RSU Agreement and shall have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the shares of Common Stock. In no event will the Company be obligated to issue a fractional share. Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any shares of the Common Stock during any period when the Company determines that the conversion of a RSU or the delivery of shares hereunder would violate Applicable Laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters, but in no event shall shares be issued later than 30 days following the applicable date of vesting.

b)Tax Treatment. Prior to the settlement of RSUs, Recipient shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding and payment on account obligations of the Company. Any withholding tax liabilities (whether as a result of federal, state or other law and whether for the payment and satisfaction of any income tax, social security tax, payroll tax, or payment on account of other tax related to withholding obligations that arise by reason of the RSUs) incurred in connection with the RSUs becoming vested and shares of Common Stock issued, or otherwise incurred in connection with the RSUs, may be satisfied in any of the following manners determined by the Company: (i) by the Company withholding a number of shares of Common Stock that would otherwise be issued under the RSUs that the Company determines have a fair market value approximately equal to but not greater than the minimum amount of taxes that the Company concludes it is required to withhold under Applicable Laws; (ii) by payment by Recipient to the Company in cash or by check an amount equal to the taxes that the Company concludes it is required to withhold under Applicable Laws (which amount shall be due within one business day of the day the tax event arises unless otherwise determined by the Company); or (iii) by the sale of a number of shares of Common Stock that are issued under the RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on Recipient’s behalf and Recipient hereby authorizes such sales by this authorization), which the Company determines is sufficient to generate an amount that meets the tax withholding obligations plus additional shares to account for rounding and market fluctuations, and payment of such tax withholding to the Company, provided that such shares may be sold as part of a block trade with other participants of the Plan; provided further, that if Recipient is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)-(iii) above, and the Committee shall establish the method prior to the tax withholding event. Recipient hereby authorizes the Company to withhold such tax withholding amount from any amounts owing to Recipient to the Company and to take any action necessary in accordance with this Section. Notwithstanding the foregoing, Recipient acknowledges and agrees that he/she is responsible for all taxes that arise in connection with the RSUs becoming vested and shares of Common Stock being issued or otherwise incurred in connection with the RSUs, regardless of any action the Company takes pursuant to this Section.

c)Restrictions on Transfer. Recipient may not sell, transfer, pledge or otherwise dispose of any of the RSUs, and Recipient may not sell, transfer, pledge or otherwise of any of the shares of Common Stock issuable hereunder until after the applicable shares have been issued on the schedule set forth above. Recipient further agrees not to sell, transfer or otherwise dispose of any shares at a time when Applicable Laws or Company policies prohibit a sale, transfer or other disposition. Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent. The Company shall not be required (i) to transfer on its books any RSUs or shares that have been sold or otherwise transferred in violation of any of the provisions of this RSU Agreement or (ii) to treat as owner of such shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.

d)Stock Certificates. Certificates evidencing the shares of Common Stock issuable upon vesting of the RSUs shall be issued by the Company and registered in the name of Recipient on the stock transfer books of the Company. Unless otherwise determined by the Administrator, such certificates shall remain in the physical custody of the Company or its designee at all times until the applicable shares have become vested and non-forfeitable. At the election of the Company, such shares may be in electronic form and such issuance may be affected by crediting shares in an account established on Recipient’s behalf with a brokerage firm or other custodian, as determined by the Company.

e)Stockholder Rights. Recipient will have rights of a stockholder only after shares of Common Stock have been issued to Recipient following vesting of the RSUs and satisfaction of all other conditions to the issuance of those shares as set forth in this RSU Agreement. RSUs shall not entitle Recipient to any rights of a stockholder of Common Stock, except as otherwise determined by the Board.

f)No Employment or Retention Rights. The RSUs and this RSU Agreement do not give Recipient the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate Recipient’s service at any time, with or without cause. The grant of RSUs to an individual in any one year, or at any time, does not obligate the Company or any subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Company or any subsidiary might make a grant in any future year or in any given amount. Neither this RSU Agreement nor any RSU is an employment or service contract. RSUs are not part of Recipient’s contract (if any) with the Company, Recipient’s normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.

g)Adjustments. In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this RSU Agreement shall be adjusted pursuant to the Plan.

h)Data Privacy.

(A)Recipient explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Recipient’s personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing Recipient’s participation in the Plan.

(B)Recipient hereby understands that the Company holds certain personal information about Recipient, including, but not limited to, Recipient’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Recipient’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Recipient hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Recipient’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Recipient’s country. Recipient hereby understands that Recipient may request a list with the names and addresses of any potential recipients of the Data by contacting Recipient’s local human resources representative. Recipient authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Recipient’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Recipient may elect to deposit any shares of Common Stock acquired under Recipient’s RSUs. Recipient hereby understands that Data will be held only as long as is necessary to implement, administer and manage Recipient’s participation in the Plan. Recipient hereby understands that Recipient may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Recipient’s local human resources representative. Recipient hereby understands, however, that refusing or withdrawing Recipient’s consent may affect Recipient’s ability to participate in the Plan. For more information on the consequences of Recipient’s refusal to consent or withdrawal of consent, Recipient hereby understands that he/she may contact the human resources representative responsible for recipient’s country at the local or regional level.

i)Consent to Electronic Delivery of All Plan Documents and Disclosures. By acceptance of this RSU, Recipient consents to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Recipient acknowledges that Recipient may receive from the Company a paper copy of any documents delivered electronically at no cost if Recipient contacts the Company by telephone, through a postal service or electronic mail. Recipient further acknowledges that Recipient will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Recipient understands that Recipient must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Recipient understands that Recipient’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Recipient has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail. Finally, Recipient understands that Recipient is not required to consent to electronic delivery.

j)Code Section 409A. For purposes of this RSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with Recipient’s termination of employment constitute deferred compensation subject to Section 409A, and Recipient is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Recipient’s separation from service from the Company or (ii) the date of Recipient’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Recipient including, without limitation, the additional tax for which Recipient would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section

409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

k)Recipient acknowledges receipt of a copy of the Plan and represents that he/she is familiar with the terms and provisions thereof, and hereby accepts the RSUs subject to all of the terms and provisions thereof. Recipient has reviewed the Plan and this RSU Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the RSUs and fully understands all provisions of the Plan and this RSU Agreement. Recipient hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator with respect to any questions arising under the Plan or this RSU Agreement. Recipient further agrees to notify the Company upon any change in the residence address indicated above. By accepting this RSU, Recipient consents to electronic delivery as set forth in the RSU Agreement.

l)Entire Agreement / Governing Law. The Plan and this RSU Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Company and Recipient. This RSU Agreement is governed by the internal substantive laws but not the choice of law rules of the State of Delaware.

RECIPIENT                        CALLIDUS SOFTWARE INC.

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Signature                        By

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Print Name                        Title

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